Exhibit 99.1

OCZ Technology Receives Inquiry from SEC

SAN JOSE, CA – November 21, 2012 – OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced that on November 15, 2012, OCZ Technology (the “Company”) received a letter from the Securities and Exchange Commission (“SEC”) indicating that they are conducting an investigation. As part of this notification, the Company also received a subpoena requesting certain documents and information generally related to its press releases on September 5, 2012 and October 10, 2012, and the financial reporting for customer incentive programs, among other matters.

Ralph Schmitt, president and chief executive officer, noted that, “since we delayed the filing of our second quarter 10-Q, we had proactively contacted the Commission and have been expecting them to conduct an investigation. We intend to cooperate fully regarding this non-public, fact-finding inquiry and are also continuing with our own internal investigation as previously announced.”

The SEC has informed the Company that this inquiry should not be construed as an indication that any violations of law have occurred or that the SEC has any negative opinion of any person, entity or security. The Company is unable to predict what action, if any, might be taken in the future by the SEC as a result of the matters that are the subject of the subpoena. The Company does not intend to comment further on this matter unless and until this matter is closed or further action is taken by the SEC which, in the Company’s judgment, merits further comment or public disclosure.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering high performance solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address both client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Investor Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com

Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com